Exhibit 2.1
(English translation)
Corporate Name: KB Financial Group Inc.
Date of Incorporation: September 29, 2008
Par value of each share: Five thousand Won
Type of shares: Common shares in registered form
Date of issuance: September 29, 2008
This is to certify that the person whose name appears on the certificate is the holder of ONE Share of Common Stock of KB Financial Group Inc. as defined in the Articles of Incorporation of the Company.
KB Financial Group Inc.
Representative Director: Young-Key Hwang